Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Oragenics, Inc. on Form S-3 of our report, which includes an explanatory paragraph related to Oragenics, Inc.’s ability to continue as a going concern, dated March 30, 2016, with respect to our audits of the financial statements of Oragenics, Inc. as of December 31, 2015 and 2014, and for each of the two years ended December 31, 2015 and 2014 which report is included in the annual Report on Form 10-K of Oragenics, Inc. for the year ended December 31, 2015. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Mayer Hoffman McCann P.C.
Mayer Hoffman McCann P.C.
Clearwater, Florida
August 25, 2016